Exhibit 99.2.b

AMENDMENT TO THE BY-LAWS OF
CHINA FINANCE, INC.

The Bylaws (the “Bylaws”) of China Finance, Inc. (the “Corporation”), are hereby amended as follows:

Indemnification.  Article VIII, Section 1 of the Bylaws is deleted in its entirety and replaced with the following:

Section 1.          Any person made a party to or involved in any civil, criminal or administrative action, suit or proceeding by reason of the fact that he or his testator or intestate is or was a Director, officer, or employee of the Corporation, or of any corporation which he, the testator, or intestate served as such at the request of the Corporation, shall be indemnified by the Corporation against expenses reasonably incurred by him or imposed on him in connection with or resulting from the defense of such action, suit, or proceeding and in connection with or resulting from any appeal thereon, except with respect to matters as to which it is adjudged in such action, suit or proceeding that such officer, Director, or employee was liable to the Corporation, or to such other corporation, for negligence of misconduct in the performance of his duty.  As used herein the term “expense” shall include all obligations incurred by such person for the payment of money, including without limitation, attorney's fees, judgments, awards, fines, penalties, and amounts paid in satisfaction of judgment or in settlement of any such action, suit, or proceedings, except amounts paid to the Corporation or such other corporation by him.

A judgment or conviction whether based on plea of guilty or nolo contendere or its equivalent, or after trial, shall not of itself be deemed an adjudication that such Director, officer or employee is liable to the Corporation, or such other corporation, for negligence of misconduct in the performance of his duties.  Determination of the rights of such indemnification and the amount thereof may be made at the option of the person to be indemnified pursuant to procedure set forth, from time to time, in the By-laws or by any of the following procedures:

a)  order of the Court or administrative body or agency having jurisdiction on the action, suit, or proceeding

b)  resolution adopted by a majority of the quorum of the Board of Directors of the Corporation without counting in such majority any Directors who have incurred expenses in connection with such action, suit or proceeding

c)  if there is no quorum of Directors who have not incurred expense in connection with such action, suit, or proceeding, then by resolution adopted by a majority of the committee of stockholders and Directors who have not incurred such expenses appointed by the Board of Directors

d)  resolution adopted by a majority of the quorum of the Directors entitled to vote at any meeting; or

e)  order of any Court having jurisdiction over the Corporation.

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Any such determination that a payment by way of indemnification should be made will be binding upon the Corporation.  Such right of indemnification shall not be exclusive of any other right which such Directors, officers and employees of the Corporation and other person above mentioned may have or hereafter acquire, and without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any By-law, Agreement, vote of stockholders, provision of law, or otherwise in addition to their rights under this Article.  The provisions of this Article shall apply to any member of any committee appointed by the Board of Directors as fully as though each person had been Director, officer or employee of the Corporation.  Directors shall be afforded the maximum protection as provided under Utah Code Annotated 16-10a-841 or as it is amended, provided however that no Director, officer or employee of the Corporation shall be protected against any liability to the Corporation or any of its shareholders to which such Director, officer or employee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

Adopted this 19th day of October, 2007.

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